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                                                                                                                     Exhibit 12
                                         THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    FOR THE FIVE FISCAL YEARS ENDED FEBRUARY 3, 1996, AND FOR THE
                                   THIRTY-NINE WEEKS ENDED NOVEMBER 2, 1996, AND OCTOBER 28, 1995


                                                          39 Weeks Ended                         Fiscal Year Ended
                                                       Nov. 2,     Oct. 28,     Feb. 3,   Jan. 28,   Jan. 29,    Jan. 30,    Feb. 1,
                                                        1996         1995        1996       1995       1994        1993       1992

Earnings Available for Fixed Charges:
Pretax earnings from continuing
   operations                                          $    546     $    511   $  1,160   $  1,079   $    957   $    579   $    617
Fixed charges (excluding interest
   capitalized and pretax preferred
   stock dividend requirements)                             252          226        317        293        305        361        409
Dividends on ESOP Preference Shares                         (20)         (21)       (28)       (28)       (28)       (29)       (29)
Capitalized interest amortization                             5            4          5          4          4          3          3
                                                            783          720      1,454      1,348      1,238        914      1,000

Fixed Charges:
Gross interest expense (a)                             $    246     $    227   $    316   $    289   $    295   $    338   $    384
Interest factor attributable to
   rent expense                                              17           15         20         19         20         24         29
Other (b)                                                     -            -          -          -          -          5          8
                                                            263          242        336        308        315        367        421

Ratio of Earnings to Fixed Charges                          3.0          3.0        4.3        4.4        3.9        2.5        2.4


(a)   Represents interest expense on long-term and short-term debt, ESOP debt and amortization of debt discount and debt issue expense.

(b)   Represents the company's proportionate share of interest of unconsolidated 50% owned persons and pretax preferred stock dividend requirements.


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